                                                               Exhibit 99.15


MEDIA INQUIRIES:                            ANALYST INQUIRIES:
Suzanne Cottraux                            Paul Keung
V.P. of Corp. Comm. and Public Affairs      V.P. of Finance, Investor Relations
(214) 863-1258                              (214) 863-1265

                 PATRIOT AMERICAN HOSPITALITY, INC. AND WYNDHAM
                               INTERNATIONAL, INC.
                         ANNOUNCE THIRD QUARTER RESULTS
       -- FFO rose 89%, total revenue increases 640% and EBITDA jumps 228%

Dallas, TX -November 9, 1998 - Patriot American Hospitality, Inc. and Wyndham International, Inc. (NYSE: PAH), whose shares are paired and trade as a single unit, today reported for the third quarter ended September 30, 1998, combined funds from operations (FFO) totaling $58.1 million, up 89% from $30.7 million in last year's third quarter. On a diluted per share basis, third quarter 1998 FFO totaled 34 cents per share on 172.7 million shares outstanding, compared to 43 cents per share on 72.1 million shares outstanding, for the comparable period last year. Third quarter 1998 earnings before interest, taxes, depreciation and amortization (EBITDA) reached $143.9 million, a 228% increase over the $43.9 million for the 1997 third quarter.

Total revenue for the third quarter increased 640%, reaching $603.9 million from $81.6 million in the third quarter of 1997. The increase mainly was attributable to several strategic acquisitions completed since last year, including Grand Heritage Hotels, Gencom American Hospitality, WHG Resorts & Casinos, Wyndham Hotel Corporation, Arcadian International, Summerfield Hotel Corporation and Interstate Hotels Company.

For the nine months ended September 30, 1998, total revenue grew by 822% to reach $1.4 billion compared to $154.8 million reported for the 1997 nine-month period. Funds from operations (FFO) totaled $221.9 million, or $1.52 per share (diluted), for this year's nine-month period, a 184% increase over the $78.1 million, or $1.31 per share (diluted), reported last year. EBITDA for the 1998 nine-month period totaled $404.7 million versus $108.4 million reported for the comparable period in 1997.

As required by Generally Accepted Accounting Principles (GAAP), for the third quarter, the Companies reported a combined net loss of $59.4 million, or $1.09 per share (diluted) after preferred stock dividends of $2.7 million and adjustment for equity forwards of $95.1 million. The combined net loss for the period includes a $3.9 million write-off of the Companies' cost to terminate certain license agreements as well as a $1.3 million extraordinary item related to debt financing costs. In addition, the Company took a write-off of $49.2 million related to settlement of a treasury lock transaction. Generally Accepted Accounting Principles (GAAP) require that the non-recurring costs caused by the third-quarter termination of license agreements be written off by a charge to operations. The Companies' third-quarter EBITDA excluded the extraordinary item, termination of license agreements and treasury lock settlement; in addition, these items had no impact on FFO.

According to Paul A. Nussbaum chairman and chief executive officer of Patriot American, "While many of our accomplishments this quarter related to integration, property conversions, operating improvements and broadened visibility for our core brands have been greatly diminished by significant world events, including a global credit crunch that has crippled the world's debt markets and temporarily delayed certain of our debt transactions planned for the third and fourth quarters, we have remained and will continue to be focused on our industry-leading operational excellence. Building a global company that can survive the inevitable real estate and lodging cycles, as well as the inherently dynamic nature of Wall Street, will continue to be our foremost priority, and I believe that in this year's third quarter, we made significant progress toward that end. Having endured hurricanes, floods and other severe weather, as well as experiencing the normal and predictable, third-quarter contraction that reflects the seasonality of our business, we still posted respectable gains in revenues per available room (RevPAR) of 5.1 %...well ahead of the industry average for upscale hotels of 2.5%. Finally, while this has been the most challenging quarter in our company's history, we realized a substantial increase of 89% in funds from operations over last year's comparable period; however, due to income recognition issues related to certain management agreements, we reported FFO per share of 34 cents, rather than the 40 cents we expected to announce, in the third quarter. Assuming acceptable resolution of these issues and given the excellent results submitted for the month of October, we expect to reach consensus FFO per share estimates, in aggregate, for the second half of 1998. In total, while this quarter has not been our most successful due to the delay of certain transactions we expected to occur in the third quarter, we remain convinced that we are building a powerhouse company for the long term."

Third-Quarter Performance: Owned Portfolio Achieves 5.1% RevPAR growth; Wyndham Comparable Portfolio Reports 4.8% RevPAR growth. Third-quarter 1998 operating performance across the Companies' owned portfolio improved over the year-ago period, as reflected in a 5.1 % increase in revenue per available room (RevPAR), a 6.6 % increase in average daily rate (ADR), and an improvement of 4.1% in gross operating profit margin (GOP margin). Gross operating profit per room for the quarter increased 10.3 % to $47.54 from $43.10 last year. Occupancy contracted by 1.5%, from 74.9 % last year to 73.8 % in this year's third quarter. Third-quarter operating performance data have been adjusted to exclude the Company's 15 Gulf Coast and Caribbean hotel and resort properties representing more than 40,000 room nights impacted by seasonal hurricanes and other severe weather during the reporting period.

Across Wyndham's comparable branded portfolio of owned and managed hotels (properties in the portfolio for one full common fiscal quarter in both periods presented), third-quarter operating performance improved over the 1997 third quarter, as reflected in a 4.8 % increase in RevPAR, a 7.2 % increase in ADR, and improvements of 6.6% in gross operating profit (GOP) margin and 10.3% in GOP per available room.


                                 Companies' Owned Portfolio          Wyndham-Branded Comparable Portfolio
                          ----------------------------------------- ---------------------------------------
                               Three         Three          %          Three         Three           %
                               months        months       Change       months        months       Change
                               ended         ended                     ended         ended
                            September30   September 30               September    September 30
                                1998          1997                    30 1998         1997
--------------------------- ------------- ------------- ----------- ------------- ------------- ------------
RevPAR                            $76.71        $72.98        5.1%        $72.58        $69.26         4.8%
ADR                              $103.92        $97.49        6.6%       $100.83        $94.08         7.2%
Occupancy                          73.8%         74.9%       (1.5%)        72.0%         73.6%       (2.2%)
GOP margin                         37.9%         36.4%        4.1%         35.4%         33.2%         6.6%
GOP per room                      $47.54        $43.10       10.3%        $38.48        $34.88        10.3%

(See financial table attached for category explanation.)

The Wyndham-branded comparable portfolio was led by strong growth in the Resorts division, which posted a 22.9 % increase in RevPAR. Wyndham's new pan-European proprietary brand, Malmaison, achieved a 15.2% increase in RevPAR for the quarter, with the Company's 11 former Arcadian properties, also located throughout the United Kingdom, reporting an impressive 9.3% increase. The Garden division also experienced solid performance, with a 6.7% RevPAR increase driven by improved results at hotels added in the past 18 months.

For the nine months ended September 30, 1998, the Companies' owned portfolio achieved significant operational improvements over the year-ago period, as reflected in a 6.9 % increase in RevPAR, a 6.3 % increase in average daily rate
(ADR), and improvements in occupancy. Gross operating profit per room for the nine-month period increased 11.1 % to $48.43 from $43.59 last year, as GOP margins rose to 37.8% from 36.8%.

Similarly, operating performance across Wyndham's comparable branded portfolio of owned and managed hotels for the nine-month period improved over last year, as reflected in a 9.1 % increase in RevPAR, a 7.8 % increase in ADR, and a 1.1% improvement in occupancy. Many of Patriot American's owned properties which were converted to the Wyndham brand in last year's fourth quarter, and earlier this year, reported double-digit RevPAR increases, including the Wyndham Resort & Spa, Ft. Lauderdale, with an 18.3 % increase; the Wyndham Peachtree Conference Center, with a 24.5% increase; and, the Union Station, a Wyndham Grand Heritage Hotel, with a 14.3% increase. These recently converted Wyndham Hotels are not included in the comparable branded portfolio figures.

According to James D. Carreker, chairman and chief executive officer of Wyndham International, "Overall, we are pleased with our operational performance this quarter and attribute the significant RevPAR increases of many of our converted properties to the strength of our dramatically growing brand. With a larger portfolio of Wyndham-branded properties comes our ability to realize the benefits of exponentially larger marketing dollars spent to capture a greater percentage of corporate, convention and business travelers, whose needs we can accommodate through our constellation of conference properties," he said. "We also are extremely proud of the performance of our European properties that we acquired earlier this year as part of the Arcadian International transaction; the 11 Arcadian properties which we expect to re-brand next year collectively achieved an impressive RevPAR increase of 9.3%, with the Malmaison properties reporting a 15.2% increase. We look forward to achieving even greater improvements once these properties are added to our central reservations system."

Mr. Carreker also highlighted the impressive, and several-quarters-sustained, RevPAR growth in the Company's comparable portfolio of Wyndham Resorts, which totaled 22.9% for the third quarter. This continued improvement is attributable to strategic efforts made last year to adjust pricing and redirect the sales effort to target travelers from South America and Europe, who now comprise the greatest percentage of summer visitors to the Company's Caribbean destinations. Mr. Carreker further suggested that the Company's targeted marketing programs will be further enhanced with the marketing of the newly added Arcadian portfolio, which the Company expects will increase volume for both European and Caribbean destinations.

The Company experienced moderate weaknesses in its recently re-branded Wyndham Grand Heritage domestic portfolio, which collectively reported a RevPAR decrease of 0.9% for the third quarter. These nine properties were rebranded as Wyndham Grand Heritage hotels during the second quarter, and have only experienced one quarter during which they have been represented on the Company's central reservations system. According to Les Bentley, president of Wyndham Hotels and Resorts, "We are confident that the addition of these historically significant, well-located properties to the Wyndham brand will positively impact future operating statistics while enhancing the full complement of branded products we're offering our target consumer: the upscale business traveler. Each of these properties enjoyed a significant increase in reservations due to representation on our central reservations system, and we expect that as we complete necessary renovations to these properties and begin aggressively booking group business, that we will quickly experience a dramatic increase in rate and occupancy."


                                  Companies' Owned Portfolio          Wyndham-Branded Comparable Portfolio
                            ---------------------------------------  ----------------------------------------
                            Nine months   Nine months       %        Nine months   Nine months        %
                               ended         ended        Change        ended         ended        Change
                            September 30  September 30               September 30  September 30
                                1998          1997                       1998          1997
--------------------------- ------------- ------------- -----------  ------------- ------------- ------------
RevPAR                            $79.84        $74.71        6.9%         $76.48        $70.08         9.1%
ADR                              $108.36       $101.98        6.3%        $106.49        $98.76         7.8%
Occupancy                          73.7%         73.3%        0.5%          71.8%         71.0%         1.1%
GOP margin                         37.8%         36.8%        2.7%          35.7%         33.4%         6.9%
GOP per room                      $48.43        $43.59       11.1%         $43.57        $37.24        17.0%
--------------------------- ------------- ------------- -----------  ------------- ------------- ------------

(See financial table attached for category explanation.)

Completed Renovations, Conversions and Future Additions.
Investments in renovations, including conversions to Wyndham-branded hotels as well as general property maintenance and improvements efforts, during the third quarter totaled approximately $52.1 million, involving 142 hotels and resorts nationwide. For the nine-month period, Patriot American has invested approximately $133.7 million in renovations, including conversions and general maintenance and improvement efforts involving 156 hotel and resort properties throughout the Company's owned and managed portfolio.

Specific to conversions to the Wyndham brand, Patriot American invested $2.72 million during the third quarter to convert five owned and two managed hotels to the Wyndham brand, respectively: the 419-room Sheraton Tampa; the 394-room Sheraton Gateway Miami; the 647-room Westin Miami Beach; the 648-room Westin Washington D.C.; the 390-room Sheraton Inn in Richmond, Virginia; and, the 893-room Holiday Inn in Wilmington, Delaware to Wyndham Hotels. The Company expects to convert another nine of its owned properties to the Wyndham flag in this year's fourth quarter, including four Marriott hotels acquired as part of the Interstate Hotels Company transaction.

As of September 30, 1998, Patriot's total portfolio was comprised of 486 hotels and resorts, 184 of which are owned, 171 of which are managed, 122 of which are leased and nine of which are franchised. Of the 184 owned hotels and resorts, 111 are Wyndham-branded properties.

Integration Update

During the third quarter, Patriot American realized significant cost savings as the result of successful integration of the hospitality management companies acquired in last year's fourth quarter and through this fiscal year. On an annualized basis, Patriot American has benefited from increased buying power relevant to insuring its owned properties; to date, the company has reduced its insurance costs by $10 million in 1998 and expects to save approximately $13 million in 1999. Once the properties acquired from Interstate and Arcadian are included in the new plan, the Company expects to enjoy further savings.

Similarly, Patriot American/Wyndham International have realized annualized savings of approximately $10 million by selecting one telecommunications carrier to serve the long-distance needs of the entire company and its properties. Similarly, the Company expects to consolidate the purchasing and management of its energy needs with estimated savings projected to be $5 million next year. The Company also is pursuing preferred vendor programs designed to reduce operating expenses at the property level and expects to achieve savings in excess of $4 million in 1999. Finally, the Company signed a contract in October with Sysco Foods for its Wyndham-branded properties that is expected to result in annualized savings of approximately $4 million; as the contract is amended to include all of the owned, managed, leased and franchised properties in Patriot American's portfolio, annualized savings are expected to reach $6 million to $7 million.

Internal Growth Priorities in 1999

According to Mr. Nussbaum, "Management is confident that our continued focus on internal growth is in the best long-term interests of the Company, its proprietary brands and our shareholders. Beginning in the fourth quarter of this year and continuing throughout 1999, we expect to accelerate our efforts to sign branded management services contracts and franchise agreements as a means of broadening the distribution of the Wyndham brand, as well as capturing significant revenue increases without deploying a disproportionate amount of capital on acquisitions. We also expect to announce an aggressive, multi-branded franchising program and concurrently, will pursue opportunities to assume management of previously owned, but not managed hotels.

Third, Patriot American/Wyndham International are committed to achieving even greater GOP margins by implementing innovative food and beverage programs at the property level, thereby playing from the Company's strength of achieving greater food and beverage sales than Wyndham's competitive set. Finally, the Company will continue to pursue preferred vendor programs to maximize the purchasing power of the integrated entity.

"As we've said in previous quarters, we are building a global company for the long term and, as such, we're focused on enjoying continued improvements in the way we manage our properties, our capital resources, our costs, our people and the distribution of our brand."

The Companies filed a current report on Form 8-K dated November 9, 1998 which contains disclosure regarding various matters, including, without limitation, the Companies' forward equity contracts.

About Patriot American Hospitality, Inc. and Wyndham International, Inc. Based in Dallas, Texas, Patriot American Hospitality, Inc. (NYSE: PAH) is currently the nation's second-largest hotel real estate investment trust (REIT) with a portfolio comprised of 486 owned, managed, leased or franchised hotels and resorts with more than 105,000 rooms. Its paired operating company, Wyndham International, Inc., comprised of the Grand Bay Hotels & Resorts Division, the Wyndham Hotel Group, the All-Suites Division and PAH Management Services, leases, manages and franchises primarily upscale and luxury hotel and resort properties represented by its proprietary brands and provides management services for third-party owned hotels and resorts.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company's actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include competition for guests from other hotels, dependence upon business and commercial travelers and tourism, the seasonality of the hotel industry, and availability of equity or debt financing at terms and conditions favorable to the Companies and other factors detailed in the Companies Quarterly Report on Form 10-Q dated June 30, 1998, Current Report on Form 8-K dated November 9, 1998, Registration Statement on Form S-3 (File No. 333-58705) and Registration Statement on Form S-3 (File No. 333-65339).

                               Tables to Follow...

            Patriot American Hospitality/Wyndham International, Inc.
                                Hotel Statistics

                                                     Three Months Ended                   Nine Months Ended
                                                       September 30,                         September 30,
                                                      1998        1997   % Change    1998        1997    % Change
                                                  --------    --------   ----    --------      --------    ----

Owned and Leased Portfolio (1)  (214 hotels)

Average daily rate                                $    103.92 $  97.49     6.6%  $   108.36    $  101.98    6.3%
Occupancy                                               73.8%    74.9%   (1.5)%       73.7%        73.3%    0.5%
RevPAR                                            $     76.71 $  72.98     5.1%  $    79.84    $   74.71    6.9%

Comparable Managed Portfolio (1)(2)

Grand Bay Hotels (4 hotels)
Average daily rate                                $    259.87 $ 226.25    14.9%  $   305.71    $  273.41   11.8%
Occupancy                                               61.3%    71.4%  (14.1)%       68.7%       71.6%   (4.0)%
RevPAR                                            $    159.21 $ 161.44   (1.4)%  $   209.98   $  195.68     7.3%


Wyndham Hotels (18 hotels)
Average daily rate                                $    105.91 $  99.96     6.0%  $   112.50    $  105.16    7.0%
Occupancy                                               70.0%    73.7%    (5.1)       71.7%        72.8%  (1.6)%
RevPAR                                            $     74.10 $  73.70      .5%  $    80.65    $   76.58    5.3%

Wyndham Grand Heritage  (6 hotels)
Average daily rate                                $    120.29 $ 117.35     2.5%  $   120.21    $  115.16    4.4%
Occupancy                                               71.1%    73.5%   (3.3)%       65.1%        64.2%    1.5%
RevPAR                                            $     85.47 $  86.21   (0.9)%  $    78.26    $   73.87    5.9%

Wyndham Garden Hotels (46 hotels)
Average daily rate                                $     91.83 $  84.13     9.2%  $    92.36    $   84.28    9.6%
Occupancy                                               74.4%    76.1%   (2.2)%       73.1%        72.8%    0.5%
RevPAR                                            $     68.33 $  64.02     6.7%  $    67.55    $   61.32   10.2%

Wyndham Resorts (4 hotels)
Average daily rate                                $    116.95 $ 111.26     5.1%  $   142.98    $  137.01    4.4%
Occupancy                                               68.7%    58.8%    16.9%       71.4%        59.1%   20.9%
RevPAR                                            $     80.37 $  65.41    22.9%  $   102.11    $   80.96   26.1%

Total Wyndham Branded  (74 hotels)
 Comparable Portfolio
Average daily rate                                $    100.83 $  94.08     7.2%  $   106.49    $   98.76    7.8%
Occupancy                                               72.0%    73.6%   (2.2)%       71.8%        71.0%    1.1%
RevPAR                                            $     72.58 $  69.26     4.8%  $    76.48    $   70.08    9.1%

Grand Heritage/Arcadian Hotels  (17 hotels)
  Domestic and International
Average daily rate                                $    121.55 $ 113.54     7.1%  $   115.67    $  109.78    5.4%
Occupancy                                               66.0%    65.1%     1.4%       62.8%        60.4%    4.0%
RevPAR                                            $     80.24 $  73.88     8.6%  $    72.65    $   66.29    9.6%

Non-Proprietary Branded Hotels (57 hotels)
Average daily rate                                $     99.45 $  93.01     6.9%  $    95.28    $   89.25    6.8%
Occupancy                                               74.0%    74.3%   (0.4)%       72.6%        70.7%    2.7%
RevPAR                                            $     73.60 $  69.12     6.5%  $    69.16    $   63.07    9.7%

(1) Excludes owned hotels & resorts impacted by hurricanes, other inclement weather

(2) The Comparable Hotel Group includes hotels that were in the portfolio for one full common fiscal quarter in both periods presented.

       PATRIOT AMERICAN HOSPITALITY, INC. AND WYNDHAM INTERNATIONAL, INC.
                     COMBINED CONDENSED STATEMENT OF INCOME
            QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                      (in thousands, except per share data)
                                   (Unaudited)


                                                                 Quarter Ended           Nine Months Ended
                                                                 September 30,            September 30,
                                                            -----------------------   -----------------------
                                                                  1998         1997         1998         1997
                                                            ----------   ----------   ----------   ----------
Revenues:
     Hotel revenues                                         $  554,331   $   30,271   $1,266,985   $   30,271
     Participating lease revenues                                8,932       35,098       49,627      107,084
     Management fees and service fee income                     24,358        1,577       61,574        1,577
     Racecourse and land lease revenues                          9,955       10,861       34,945       10,861
     Interest and other income                                   6,274        3,831       12,949        4,963
                                                            ----------   ----------   ----------   ----------
         Total revenues                                        603,850       81,638    1,426,080      154,756
                                                            ----------   ----------   ----------   ----------

Expenses:
     Hotel expenses                                            417,814       22,100      924,471      29,749
     Racing facility operations                                  8,810        9,213       29,667       9,213
     General and administrative                                 26,572        6,842       64,558      11,923
     Interest expense                                           82,739       13,933      172,191      31,261
                                                            ----------   ----------   ----------   ----------
         Total operating costs and expenses                    535,935       52,088    1,190,887      82,146
                                                            ----------   ----------   ----------   ----------
Excess revenues over direct expenses                            67,915       29,550      235,193      72,610

Costs of acquiring leaseholds and license agreements            (3,939)     (43,820)     (61,000)    (43,820)
Treasury lock settlement                                       (49,225)        --        (49,225)         --
Depreciation and amortization                                  (68,236)     (13,792     (155,165)    (31,798)
Equity in earnings from unconsolidated subsidiaries              1,888        1,395        7,375       4,488
Minority in Operating Partnerships                               4,722        3,225        6,169      (1,309)
Minority interest in other consolidated subsidiaries            (4,500)        (934)      (7,514)     (1,381)
                                                            ----------   ----------   ----------   ----------
 Income (loss) before  taxes and extraordinary
      item                                                     (51,375)     (24,376)     (24,167)     (1,210)
 Provision for income taxes                                     (6,783)         (94)     (11,273)        (94)
                                                            ----------   ----------   ----------   ----------
 Income (loss) before extraordinary item                       (58,158)     (24,470)     (35,440)     (1,304)
 Extraordinary item net of applicable taxes                     (1,257)      (2,534)     (31,817)     (2,534)
                                                            ----------   ----------   ----------   ----------
 Net income (loss)                                          $  (59,415)  $  (27,004)  $  (67,257)  $  (3,838)
                                                            ----------   ----------   ----------   ----------
                                                            ----------   ----------   ----------   ----------
EBITDA                                                     $  143,925   $   43,865   $  404,687   $ 108,441
                                                            ----------   ----------   ----------   ----------
                                                            ----------   ----------   ----------   ----------

 Funds from operations ("FFO")                              $   58,063   $   30,680   $  221,927   $  78,112
                                                            ----------   ----------   ----------   ----------
                                                            ----------   ----------   ----------   ----------

 FFO per share - basic                                      $     0.36   $     0.44   $     1.63   $    1.35
                                                            ----------   ----------   ----------   ----------
                                                            ----------   ----------   ----------   ----------

 FFO per share - diluted                                    $     0.34   $     0.43   $     1.52   $    1.31
                                                            ----------   ----------   ----------   ----------
                                                            ----------   ----------   ----------   ----------

 Earnings per share:
      Basic
          Income before extraordinary item (1)              $   (1.08)   $    (0.40)  $    (1.10)  $   (0.03)
          Net income                                        $   (1.09)   $    (0.44)  $    (1.36)  $   (0.08)

      Diluted
          Income before extraordinary item (1)              $   (1.08)   $    (0.40)  $    (1.10)  $   (0.03)
          Net income                                        $   (1.09)   $    (0.44)  $    (1.36)      (0.08)
 Weighted average number of common shares and common
share equivalents outstanding:
          Basic                                               144,451        61,647      122,391      49,454
          Diluted                                             144,451        61,647      122,391      49,454
 Basic shares and OP units                                    160,005        70,091      136,199      57,980
 Diluted shares and OP Units                                  172,700        72,082      145,766      59,616

(1) After preferred stock dividends and adjustment for equity forwards.